Exhibit 99.1

Flutter secures 100% ownership of FanDuel through new agreement with Boyd

New York, July 10 2025: Flutter Entertainment (NYSE: FLUT; LSE: FLTR) (“Flutter”) the world’s leading online sports betting and iGaming operator today announces the extension of its long-term strategic partnership with Boyd Gaming Corporation (“Boyd”) to 2038 and the buyout of Boyd’s 5% stake in FanDuel Group (“FanDuel”), together “the Agreement”.

Under the terms of the Agreement, Flutter will pay Boyd approximately $1.755bn1 to acquire Boyd’s 5% stake2 in FanDuel and to revise various existing commercial terms, taking Flutter’s holding in the #1 sports betting and iGaming business in the US to 100%3 at an attractive implied valuation of approximately $31bn. The Agreement also provides for the extension of the strategic partnership between FanDuel and Boyd at significantly reduced market access costs in the states where FanDuel’s market access is provided by Boyd4. This is expected to contribute to annual savings for Flutter of approximately $65m beginning July 1, 2025.

The Agreement delivers on key strategic objectives at attractive economics:

•

Increased ownership of the market #1: This transaction secures 100%[3] ownership of FanDuel, the premier asset in the US sports betting and iGaming market. FanDuel is the clear number one in the market with a 43% market share in sports betting and 27% in iGaming[5], driven by key sustainable competitive advantages, including access to the ‘Flutter Edge’.

•

Leveraging scale to drive more efficient market access costs, benefiting long-term adjusted EBITDA[6] margin: This transaction delivers more attractive market access terms in states where FanDuel’s market access is provided by Boyd[4] and is expected to contribute annual operating cost savings of approximately $65m. The savings are expected to be generated from July 1, 2025, and further underpin Flutter’s confidence in the long-term profitability profile of its US business, demonstrating the ability to help mitigate both recent and future tax increases[7].

The transaction is subject to customary closing conditions, including the receipt of certain regulatory approvals, is expected to complete in Q3 2025, and will be funded by additional debt financing. Leverage8 is expected to increase but then reduce given the highly visible profitable growth opportunities that exist across the Group, and Flutter remains committed to its medium-term leverage ratio of 2.0-2.5x.

Peter Jackson, CEO, commented:

“Our acquisition of FanDuel in 2018 is one of the most transformational events in our Group’s history, with its natural competitive advantages combined with access to Flutter Edge capabilities driving impressive growth to become the well-established and clear leader in US online sports betting and iGaming. I am really pleased to drive future value for our shareholders by increasing our ownership of FanDuel to 100%. Boyd have been fantastic partners for FanDuel, and we are delighted to be extending our important strategic partnership through to 2038.”

Bridge Credit Agreement

On July 10, 2025, Flutter and certain of its subsidiaries also entered into a definitive bridge credit agreement (the “Bridge Credit Agreement”) with certain banks to obtain binding commitments in respect of a senior secured first lien term loan comprising an aggregate principal of US$1.75 billion (the “Facility”).

Flutter plans to use the Facility to (directly or indirectly):

•	finance or refinance amounts payable in connection with the transactions described above

•	pay fees and/or expenses in connection with the foregoing; and

•	finance general corporate purposes and working capital of the group

The Facility will:

•	mature 12 months after first utilization of the Facility, with two additional six-month extension options; and

•	bear interest at a per annum rate equal to Term SOFR plus an applicable margin equal to 1.25%, which shall be subject to certain step-ups over the term of the Facility.

The other terms of the Bridge Credit Agreement are substantially similar to the terms of the Term Loan A, Term Loan B and Revolving Credit Facility Agreement dated as of November 24, 2023 (and as amended from time to time) entered into between, amongst others, Flutter and J.P. Morgan SE as Administrative Agent.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our size and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global advantages of the Flutter Edge, which gives our brands access to group-wide benefits, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Snai, tombola, Betfair, MaxBet, Junglee Games, Adjarabet and Betnacional. We are the industry leader with $14,048m of revenue globally for fiscal 2024, up 19% YoY, and $3,665m of revenue globally for the quarter ended March 31, 2025.

To learn more about Flutter, please visit our website at www.flutter.com.

Contacts:

Investor Relations:	Media Relations:
Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications
Ciara O’Mullane, Investor Relations	Lindsay Dunford, Corporate Communications
Chris Hancox, Investor Relations	Rob Allen, Corporate Communications
Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com

Footnotes

1.

Consideration comprises approximately $1.55bn attributable to the acquisition of Boyd’s 5% stake in FanDuel and approximately $205m attributable to the revision of various existing commercial terms. These include reduced future market access costs to FanDuel which are expected to result in an annual operating cost saving of approximately $65m for Flutter from July 1, 2025, and the cessation of FanDuel’s operation of all retail sportsbooks in Boyd states from Q2 2026. The revenue and adjusted EBITDA impact of the closure of these operations is not expected to be material.

2.	Boyd’s investment in FanDuel comprises of 4.5% ownership in the form of Investor Units of FanDuel and the remaining in the form of warrants that allow Boyd to acquire 0.5% Investor Units of FanDuel.
3.

Fox has an option to acquire an 18.6% equity interest in FanDuel (the “Fox Option”) on or before December 3, 2030. The price to be paid to exercise the Fox Option is the fair market value of FanDuel at December 3, 2020 which was determined to be $20bn plus an annual escalator of 5%. This currently equates to an exercise price of $4.5bn. Cash payment is required at the time of exercise and the Fox Option can only be exercised in full. Exercise of the Fox Option requires Fox to be licensed. See Part II, “Item 8. Financial Statements and Supplementary Data – Fair Value Measurements” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 4, 2025 for additional information regarding the Fox Option.

4.	States where FanDuel will use Boyd for market access are Indiana, Iowa, Kansas, Louisiana and Pennsylvania
5.

US market position based on available market share data for states in which FanDuel is active. Online sportsbook market share is the gross gaming revenue (GGR) market share of our FanDuel brand for the three months to March 31, 2025 in the states in which FanDuel was live (excluding Tennessee as they no longer report this data), based on published gaming regulator reports in those states. iGaming market share is the GGR market share of FanDuel for the three months to March 31, 2025 in the states in which FanDuel was live, based on published gaming regulator reports in those states. US iGaming GGR market share including PokerStars US (which is reported in the International segment) for the three months to March 31, 2025 was 27%.

6.

Adjusted EBITDA and leverage are non-GAAP financial measures. A reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such reconciliations to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted

7.	Flutter will provide an update on recent tax changes and their anticipated impact at its upcoming Q2 earnings in August.
8.

Leverage for a specified reporting period is defined as net debt for the period divided by last twelve months Adjusted EBITDA. Net debt is defined as total debt, excluding premiums, discounts, and deferred financing expense, and the effect of foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps reflecting the net cash outflow on maturity less cash and cash equivalents.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believe(s)”, ”expect(s)”, “potential”, “continue(s)”, “may”, “will”, “should”, “could”, “would”, “seek(s)”, “predict(s)”, “intend(s)”, “trends”, “plan(s)”, “estimate(s)”, “anticipates”, “projection”, “goal”, “target”, “aspire”, “will likely result”, and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties and there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include, among others: completion of the proposed transaction is subject to various risks and uncertainties related to, among other things, its terms, timing, structure, benefits, costs and completion; the receipt of certain regulatory approvals, to the extent required, and the timing and conditions for such approvals; and the satisfaction of the closing conditions to the proposed transaction. The ability to predict results or actual effects of our plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. In addition, the ability to achieve estimated cost synergies in the timeframe described in this press release, or at all, is subject to various assumptions, which involve risks and uncertainties. In addition, we may incur additional or unexpected costs in connection with the matters discussed in this press release. The ability to predict results or actual effects of our plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.

Factors that could cause Flutter’s results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” of Flutter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the Securities and Exchange Commission (the “SEC”) and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Flutter undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.